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                                                                    Exhibit 5.2


                                   [LETTERHEAD OF
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]




                                            March 24, 1997




Autoliv, Inc.
World Trade Center
Klarabergsviadukten 70, Section C
Stockholm, Sweden

                   Re:  Autoliv, Inc. Registration
                   Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel to Autoliv, Inc., a Delaware corporation (the "Company"), in connection with the combination (the "Combination") of Autoliv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), and the Automotive Safety Products group of Morton International, Inc., an Indiana corporation ("Morton"). The Combination is to be effected pursuant to the Combination Agreement, dated as of November 25, 1996 (the "Combination Agreement") among Autoliv, Morton, the Company and ASP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("ASP Merger Sub"). Pursuant to the Combination Agreement, (i) promptly following the Spinoff (as defined in the Combination Agreement), ASP Merger Sub will be merged with and into Morton (the "Merger") and each outstanding share of common stock, par value $1.00 per share, of Morton (the "Morton Common Stock"), will be converted into the right to receive a number of shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"), as shall equal the Exchange Ratio (as defined in the Combination Agreement) and (ii) the Company will offer to exchange one share of Company Common Stock for (x) each outstanding share of common stock, par value Swedish kroner 10 per share, of Autoliv ("Autoliv Common Stock") and (y) each American Depositary Share representing one share of Autoliv Common Stock ("ADSs," and, together with the Autoliv Common Stock, the "Autoliv Securities") in an exchange offer which will be conducted in two parts: (a) the offer made by the Company to purchase shares of Autoliv Common Stock that are beneficially owned by U.S. Persons, Canadian Persons and Australian Persons (as such terms are defined in the Proxy Statement/Prospectus/Exchange Offer constituting part of the

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Company's Registration Statement on Form S-4 (the "Registration Statement") to
which this opinion is attached as an exhibit and all outstanding ADSs (the "U.S. Offer"), and (b) the offer made outside the United States, Canada and Australia (the "Swedish and International Offer" and, together with the U.S. Offer, the "Exchange Offer") to purchase all the Autoliv Securities that are not beneficially owned by U.S. Persons, Canadian Persons or Australian Persons.

         This opinion is being rendered in connection with Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended. In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Combination Agreement; (ii) the Registration Statement; (iii) the form of certificate to be used to represent the shares of Company Common Stock; (iv) the Restated Certificate of Incorporation and the Restated By-Laws of the Company, as in effect on the date hereof; (v) resolutions adopted by the Board of Directors of the Company relating to the Combination; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any other facts material to this opinion which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

         Members of this firm are admitted to the bar in the States of New York and Delaware, and we do not express any opinion as to the laws of any other jurisdiction except the laws of the United States of America to the extent referred to specifically herein.

         Based upon the foregoing and assuming (i) the certificate representing the Company Common Stock will be manually signed by one of the authorized officers of First Chicago Trust Company of New York, as transfer agent and registrar (the "Transfer Agent and Registrar"), and registered by the Transfer Agent and Registrar, and conform to the specimen thereof examined by us and (ii) the Merger and the Exchange Offer are consummated as contemplated by the Combination Agreement, we are of the opinion that the shares of Company Common Stock registered on the Registration Statement and to be issued by

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the Company in exchange for the Autoliv Securities in the Exchange Offer have been duly authorized and, when issued and delivered in accordance with the terms of the Combination Agreement and the resolutions described in the second paragraph of this opinion upon effectiveness of the Exchange Offer, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the captions "Legal Matters" and "Certain Tax Consequences of the Transactions" in the Proxy Statement/Prospectus/Exchange Offer constituting a part thereof. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                                 Very truly yours,


                                                 /s/ SKADDEN, ARPS, SLATE,
                                                     MEAGHER & FLOM LLP









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